EXHIBIT 10.4

LETTER AGREEMENT DATED OCTOBER 9, 2008
BY AND BETWEEN STANDARD DRILLING, INC.,
PBT CAPITAL PARTNERS, LLC AND PRENTIS B. TOMLINSON, JR.

PBT Capital Partners, LLC
1667 K Street, NW, Suite 1230
Washington, DC   20006

October 9, 1008

Standard Drilling, Inc.
Attention:  Mr. David Rector
1640 Terrace Way
Walnut Creek, CA 94597

Re:	That certain Asset Purchase Agreement dated September 24, 2007 between PBT Capital Partners, LLC, and Standard Drilling, Inc. (the “Agreement”)

Gentlemen:

This letter agreement is by and among PBT Capital Partners, LLC, (“Buyer”), Prentis. B. Tomlinson, Jr. and Standard Drilling, Inc. (“Seller”).  Buyer and Seller have agreed as follows:

1.
Upon Closing, Buyer will place $233,425 in an escrow account pursuant to terms and conditions, and with an escrow agent, mutually and reasonably acceptable to Buyer and Seller, which terms and conditions shall be generally as follows:

(a)
The escrowed funds shall be applied to the payment of any failure to drill penalties which were accrued as of the date of the Agreement pursuant to the Daniels Lease referenced in Section 2.4 of the Agreement, if (and only if) and to the extent a valid claim therefor is made against the Seller by Paul R. Daniels and/or wife, Marcia B. Daniels and Marcia B. Daniels, Trustee (collectively, the “Daniels”), prior to the expiration of the Escrow Term.

(b)	The “Escrow Term” shall begin on the date of the establishment of the escrow account and shall expire immediately upon the first of the following to occur:

(i)	Eighteen months after the date of this Agreement, or

(ii)
The direct or indirect disclosure by Seller, its affiliates, or any of their respective representatives, employees, officers or directors, of the existence of the escrow arrangement contemplated herein, or any of its terms, either:

(1)	to the public, whether pursuant to governmental filings or otherwise, or

(2)	to any of the Daniels.

(c)
Upon the expiration of the Escrow Term pursuant to Section 1(b)(i), the amounts held in the escrow account which are not subject to a valid claim submitted by the Daniels shall be paid to PBT.  Upon the expiration of the Escrow Term pursuant to Section 1(b)(ii), the amounts held in the escrow account shall be paid to PBT whether or not subject to a valid claim submitted by the Daniels.

2.
Buyer hereby represents that any and all liability, contingent or otherwise, of the Seller for failure to drill penalties pursuant to the Norton Prospect Leases referenced in Section 1.2(c) of the Agreement has been extinguished and/or released.  Upon the execution and delivery of this letter, Buyer shall deliver to Seller copies of documents evidencing such release.

3.
In consideration for the foregoing, Seller shall and does hereby cancel and extinguish the liability of Buyer and Prentis Tomlinson pursuant to that certain promissory note payable by Buyer to the order of Seller in the original principal amount of $600,000.00 which is referenced in Section 1.3 of the Agreement (the “Note”).  Seller shall return to Buyer the original Note, marked “Cancelled.”

4.
If any matter relating to the subject matter of this letter agreement is subject to dispute by either Seller or Buyer, the matter shall be referred either by the Seller or the buyer (in either case, the “Claimant”) to arbitration by one arbitrator pursuant to the Rules of Commercial Arbitration (the “Rules”).  The Claimant shall file a request for arbitration with the American Arbitration Association (“AAA”) and notify the other party (the “Respondent”) in writing of the nature of the dispute.  The arbitrator shall be appointed by the AAA in accordance with the Rules.  Following the selection of the arbitrator as set forth above, the arbitration shall be conducted promptly and expeditiously so as to enable the arbitrator to render a decision within 30 days.  Subject to the foregoing and except to the extent the parties shall agree to the contrary, the arbitrator haring the dispute shall apply and follow the Federal Rules of Civil Procedure and the Federal rules of Evidence.

The Buyer and Seller agree to waive any of the Rules, and also any Federal Rules of Civil Procedure and the Federal Rules of Evidence, to the extent necessary to enable the arbitrator to render a decision within 30 days of this appointment.  The Buyer and Seller agree that the need for prompt resolution of any dispute is paramount and outweighs any possible detriment that may result from expedited discovery procedures or otherwise from expedited proceedings.  If there is any conflict between the Rules and this Section 4, this Section 4 shall govern.  The arbitration shall be held in Houston, Texas.  The parties acknowledge that the arbitrator shall have the authority to grant equitable remedies, if appropriate.

Arbitration under this Section 4 shall be the exclusive means for a party to seek resolution of any dispute arising out of, or any breach or alleged breach of, this letter agreement, except that any party may bring an action before a competent court for the adoption of provisional or protective measures or equitable relief.  The award of the arbitrator shall be final and binding on the parties.  Each of the claimant and the Respondent shall bear (i) in equal proportions to the cost and expenses of the arbitration proceeding assessed by the AAA, and (ii) their respective expenses in prosecuting or defending the arbitration.

Judgment on the arbitral award rendered may be entered in any court having jurisdiction or application may be made to such for a judicial acceptance of the award and an order of enforcement, as the case may.  The parties acknowledge and agree that any party may seek before any court of competent jurisdiction, provisional, protective or equitable relief.

5.
Buyer shall pay on behalf of Standard Drilling, Inc. the property tax lien 126-5534-01142 due to Johnson County in the amount of $185,574.39 and shall furnish to the Seller at closing a duly executed copy of the release of lien.

6.
If (and only if) and to the extent a valid claim is made against the Seller by Daniels as referenced in Paragraph 1 above then Prentis B. Tomlinson, Jr. shall immediately pay on behalf of Standard Drilling, Inc. the sum of $223,425.61.

7.
Further the Buyer hereby represents that any and all liabilities, contingent or otherwise, of the Seller in respect of employees listed in Sections 1.2(e) through 1.2(g) of the Agreement has been extinguished and/or released.  Upon execution and delivery of this letter, Buyer shall deliver to the Seller copies of documents evidencing such extinguishment or release.

8.
Buyer agrees to promptly pay IHS Energy in the amount of $4,378.57 for services rendered prior to closing date of the Agreement.  Buyer further represents and warrants that it is and will be fully responsible for any and all liabilities, contingent or otherwise, of the Seller referred to in section 1.2 of the Agreement and shall promptly pay or settle such liabilities.

9.	The final execution, fulfillment and delivery of all terms and conditions as outlined in this letter agreement are to be completed no later than Friday, December 31, 2008.

If the foregoing sets forth the terms of our binding agreement, please execute this letter where indicated below.

Sincerely,

PBT Capital Partners, LLC

By: /s/ Prentis B. Tomlinson, Jr.
Print Name: Prentis B. Tomlinson, Jr.
Title: President

Prentis B. Tomlinson, Jr.
By: /s/ Prentis B. Tomlinson, Jr.
Print Name: Prentis B. Tomlinson, Jr.

ACCEPTED AND AGREED TO:

STANDARD DRILLING, INC.

By:  /s/ David S. Rector
Print Name:  David S. Rector
Title:  President/CEO